News Release 129 July 5, 2012 Liberty Star Uranium & Metals Corp. LBSR: OTCBB LBVN: Frankfurt http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE

Liberty Star Discovers Large Intrusion Under Tombstone Caldera, Associated with Mineral Deposits
TUCSON, Arizona–July 05–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCBB) is pleased to announce that the Company has discovered a large intrusion indicated by an aerially extensive low flight level magnetic survey, over and around the Tombstone caldera.

Background:  The magnetic data provided to Jim Briscoe (JAB), ca. 1999 by an Australian mining company, was overlooked in a large collection of rolled maps, but was re-discovered during computer scanning of some 400 large rolled maps collected over 40 + years of work on the Tombstone Mining District, and elsewhere.  When these maps were scanned, digitized and turned into computer compatible images, this mag data was recognized to be critically important to the current exploration work in the Tombstone caldera.  Ca. 1981- 83, JAB compiled and reinterpreted data collected over the preceding 10 + years.  His curiosity about inexplicable geologic relationships in the Tombstone area led him to the conclusion that Tombstone was a caldera, and that previous interpretations of the origin of the district were in error.  JAB sent his data and conclusions to Dr. Peter Lipmann, US Geological Survey Caldera specialist.  Dr. Lipmann, after field work and review of the data, concluded Briscoe was correct and gave him written credit for the recognition.  Subsequent work by the United States Geological Survey and others (including JAB) has refined the interpreted aerial extent of the caldera.  It is now generally recognized , through study by many geologists in mineral deposits associated with volcanism and calderas that many mineral deposits and particularly porphyry copper deposits,  are associated with the roots of calderas.,  To put it another way, mineral deposits are associated with the tops of intrusive granitic masses (plutons) which cause calderas in the first place.  Liberty Star has concentrated much effort on these interpretative studies including contributions of Briscoe’s work in over 20 calderas -most mineralized. Because of this work, dating back to 1965, we believe that the Pebble Deposit and associated alteration zone, including  Liberty Star’s adjacent, covered alteration zone( indicated by porphyry copper geochemical signatures and ZTEM electromagnetic geophysics) defines the Big Chunk caldera in southwest Alaska.

Importance: At Tombstone, the large magnetic high revealed by the newly retrieved magnetic map represents the large body of solidified (but previously molten) granite (magma), which is the subsurface continuation of the exposed Schieffelin granodiorite (granite body named for the discoverer of the district, Ed Schieffelin), and other associated intrusives, which fed the explosive caldera and the surface (sub aerial) deposition of the Uncle Sam ignimbrite (welded tuff).  The Company has compiled all geologic and mineral occurrence and alteration zones in the district and surrounding area, including virtually all mines and prospects, no matter how small, and superimposed them on the image of the magnetic body.  When this was done it is clear that mineral bearing hydrothermal bodies – porphyry copper systems and associated precious metal mineralization- are intimately associated with magnetic fluxuations (anomalies) in this magnetic body.

The intrusion covers about 215 square miles and its generalized edges appear to follow the outer edge of the interpreted caldera margins.  All known mineralization, represented by prospects and the old Tombstone Consolidated Mines production area adjacent to the Tombstone town site are associated with these fluxuations (anomalies) in this intrusive mass.  As yet undiscovered mineral bodies, if they exist, will likely be as well.

One of these anomalies is the magnetic high associated with the Hay Mountain target.  Another is associated with the Walnut Creek target.  Other anomalies appear to be associated with other confidential targets identified by other criteria.  With the application of ZTEM geophysics we believe that ZTEM anomalies associated with porphyry copper alteration zones will be revealed.  These, with this new data in hand could number 5 to 7 or more major targets.

Considering the size of the Tombstone caldera and its underlying magma source, (both about 215 square miles), in comparison to known mineral bearing calderas, the Tombstone area warrants much additional work. In terms of size and commercial potential, the Tombstone caldera compares in size to large surrounding Laramide (an age designation – about 65 million years ago) calderas and associated mineral zones in the southeastern part of Arizona.

Comments James Briscoe, Liberty Star’s CEO and Chief Geologist, “I have surmised, for many years, that the Tombstone caldera could be one of the large hosts for porphyry copper zones in southeastern Arizona.  We now have an accurate measurement of the caldera’s size and precise location of the driving granite intrusive (granite pluton).  We will work to see if we can confirm additional porphyry copper mineral targets, beyond the targets we already have, using our normal, careful, methodical application of cutting edge geotechnology.   Hay Mountain and our other Tombstone holdings reside within or along the edge of this massive intrusion.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

*For those interested in more detail on the formation of calderas and associated mineral bodies we are seeking permission to post excerpts of a report on the subject for interested laymen as well as professionals, on our web site, under the Mining Explained dropdown.  This well written report is called Desert Heat – Volcanic Fire.  A full copy of this report on the Tucson Mountains Caldera (similar to the Tombstone and other mineral bearing SE AZ calderas, can be obtained from the Arizona Geological Society – www.arizonageologicalsoc.org/publications/digest-21.  This will explain the “why” of some of the exploration approaches your company pursues.  Remember, we also have a Mining & Geology Glossary under the same dropdown to help you through the mining and geology jargon.

Forward Looking Statements
Statements in this news release that are not historical a re forward looking statements. Forward-looking statements in this news release include: that mineral bodies may be associated with the anomolies discovered on at Hay Mountain and Walnut Creek; that anomalies associated with porphyry copper alteration zones will likely be revealed by ZTEM; that these could number 5 to 7 or more major targets; that a large intrusion will be indicative of mineralization;  that the Tombstone caldera could be one of the large hosts for porphyry copper zones in southeastern Arizona; and that there may be porphyry copper at those locations.
Factors which may delay or prevent these forward-looking statements from being realized include:  the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; our inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available.  Despite encouraging data there may be no commercially exploitable mineralization on our properties, or even any good targets.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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